Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”), dated as of November 15, 2017 (the “Effective Date”), by and between JetPay Corporation, a Delaware corporation (the “Company”), and Gregory Krzemien (the “Executive”).

WHEREAS, the Executive is currently employed as the Chief Financial Officer of the Company; and

WHEREAS, the Company and the Executive have agreed to modify and memorialize certain terms and conditions of the Executive’s employment, as described in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:

Section 1. Employment.

1.1.       Term. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Agreement, commencing on the Effective Date and ending on the third anniversary of the Effective Date, unless terminated earlier in accordance with Section 3 hereof or extended by the parties by mutual agreement in writing (the “Term”).

1.2.       Duties. During the Term, the Executive shall serve as Chief Financial Officer of the Company, and shall serve in such other positions as an officer or director of the Company and such affiliates of the Company as the Company may request from time to time. In all positions, the Executive shall perform such duties, functions and responsibilities during the Term as directed by the Chief Executive Officer (the “CEO”) and the Board of Directors of the Company (the “Board”).

1.3.       Location. The Executive will be based at the Company’s headquarters located at 3939 West Drive, Center Valley, Pennsylvania, although the Executive acknowledges that his position will require travel and the performance of work on behalf of the Company away from the Company’s headquarters.

1.4.       Exclusivity. During the Term, the Executive shall devote his full business time and attention to the business and affairs of the Company, shall faithfully serve the Company, and shall conform to and comply with the lawful and reasonable directions and instructions given to him by the CEO and the Board. During the Term, the Executive shall use his best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, provided that the Executive shall be entitled to engage in corporate, civic or charitable activity, so long as such activity would not interfere with the performance of the Executive’s duties as an executive, violate written Company policies, violate applicable law, or otherwise adversely affect the Company’s business. For the avoidance of doubt, nothing in this Section 1.4 shall restrict the Executive from engaging in investment activities on his own account.

Section 2. Compensation.

2.1.       Salary. Effective July 1, 2017, the Executive will be paid a base salary at an annualized rate of $300,000 (the “Base Salary”). During the Term, the Executive’s salary may be increased on an annual basis by the Board in its discretion based on the Executive’s performance. The Base Salary shall be paid to Executive in accordance with the Company’s normal and customary payroll practices as in effect from time to time and shall be subject to all applicable withholdings and deductions.

2.2.       Bonus Eligibility. The Executive shall be eligible to participate in such management bonus plans or programs as may be established from time to time by the Board, subject to the terms of such plans or programs.

2.3.       Options. As of the Effective Date, the Company shall award the Executive 100,000 options (the “Options”) to purchase shares of the common stock of the Company, which Options shall vest ratably on a monthly basis beginning on the Effective Date and ending on the second anniversary of the Effective Date.

2.4.       The Executive’s rights and obligations with respect to the Options shall be governed by the terms of the Company’s Amended and Restated 2013 Stock Incentive Plan, as amended, subject to Section 3.1 below.

2.5.       Benefits. During the Term, the Executive shall be entitled to participate in the Company’s employee benefit plans, including such retirement, insurance, medical, dental, and other employee benefit plans, as may be maintained by the Company from time to time, on the same terms as similarly situated employees of the Company.

2.6.       Vacation. During the Term, the Executive shall be entitled to vacation in accordance with the Company’s vacation policy as may be in effect from time to time.

2.7.       Business and Entertainment Expenses. The Company shall pay or reimburse the Executive for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Term in performing his duties under this Agreement, upon presentation of documentation satisfactory to Company of the incurrence of such expense and in accordance with the expense reimbursement policy of the Company as approved by the Board and in effect from time to time.

Section 3. Employment Termination.

3.1.       Termination by the Company Other Than For Cause or Death or Disability; Termination by Executive for Good Reason. In the event that the Executive’s employment is terminated by the Company other than for a reason set forth in Sections 3.2 or 3.4, the Executive terminates his employment for “Good Reason,” then, in addition to any Base Salary earned but unpaid through the date of termination and any accrued but unused vacation time as of the date of termination (the “Accrued Obligations”), the Company shall (i) continue to pay the Executive his then current Base Salary following the date of the termination of the Executive’s employment for a period of twelve (12) months following the date of the termination of the Executive’s employment (the “Continuation Period”), and (ii) accelerate the vesting of the Options that would have vested during the Continuation Period in the event that the Executive’s employment had not been terminated, such that those Options shall be fully vested as of the date of the Executive’s termination. The Company’s obligations to make the payments and provide the benefits set forth in this Section 3.1 (other than the Accrued Obligations) shall be conditioned upon: (x) the Executive’s continued compliance with his obligations under Section 4 of this Agreement, and (y) the Executive’s execution, delivery and non-revocation within sixty (60) days following the Executive’s termination date of a valid and enforceable general release of claims (other than claims for post-termination payments and benefits pursuant to this Section 3.1) in favor of the Company and related persons/entities and mutual non-disparagement agreement (the “Release”) in a form reasonably acceptable to the Company. In the event that the Executive breaches any of the covenants set forth in Section 4 of this Agreement, the Company’s obligations to make any payments under this Section (other than Accrued Obligations) will automatically and immediately terminate. The severance payments set forth in this Section 3.1 shall commence as soon as practicable following the effectiveness of the Release; provided that, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance promulgated thereunder (“Section 409A”), if the 60-day period described above begins in one calendar year and ends in the following calendar year, then any payment that, but for this proviso, would have been made in the first such calendar year shall be deferred and paid on the first normal payroll date of the Company in the second calendar year, with each subsequent payment to be made as though no such delay had occurred. “Good Reason” shall mean (a) a material change, without the Executive’s written consent, of (i) the nature and scope of the authorities, powers, functions or duties assigned to the Executive, or (ii) the Executive’s compensation, which material change is not cured within thirty (30) days after written notice by the Executive to the Company identifying the material change, which notice must be provided within thirty (30) days of the occurrence of the material change giving rise to Good Reason, (b) a change in the Executive’s job title from Chief Financial Officer of the Company, without the Executive’s written consent, (c) the Company’s breach of any material terms of this Agreement and such breach is not cured within thirty (30) days after written notice by the Executive to the Company identifying the breach, which notice must be provided within thirty (30) days of the occurrence of the breach giving rise to Good Reason, or (d) relocation of the Executive’s primary office more than fifty (50) miles from Center Valley, Pennsylvania, without Executive’s written consent, which written notice by Executive of termination for Good Reason must be provided within thirty (30) days of the occurrence of the relocation.

3.2.       Termination by the Company for Cause. The Company may terminate the Executive’s employment with the Company during the Term in the event the Executive engages in conduct, or fails to take any action, which constitutes Cause. Upon the termination of Executive’s employment for Cause during the Term, (i) the Executive shall be entitled to receive only the Accrued Obligations and (ii) all unvested Options shall be automatically forfeited by the Executive. For purposes of this Agreement, “Cause” shall mean that the Board has made a good faith determination that the Executive has engaged in any of the following:

(a)       any indictment for, conviction of, or plea of guilty or nolo contendere to, (x) any felony or (y) any crime (whether or not a felony) involving fraud, breach of trust or moral turpitude, whether of the United States or any state thereof or any similar foreign law to which the Executive may be subject;

(b)       any willful or grossly negligent failure by the Executive to comply with any written rules, regulations, policies or procedures of the Company that, if not complied with, would reasonably be expected to have a material adverse effect on the business or financial condition of the Company; or

(c)       the Executive’s material breach of the Executive’s covenants contained in Section 4 of this Agreement, or the Executive’s willful material breach of the Executive’s obligations or representations contained in any other Section of this Agreement or other agreement with the Company by which the Executive may be bound; provided, however, that in the case of a termination by the Company pursuant to subsections (b) and (c) above, the Company shall, in the event that the conduct or actions constituting Cause are capable of cure, first provide the Executive with written notice of the conduct or actions constituting Cause within thirty (30) days of the occurrence of the conduct or actions, and then give the Executive ten (10) days from the date of such notice to cure the Executive’s conduct or actions.

3.3       Termination by the Executive Other Than for Good Reason. The Executive may terminate the Executive’s employment for any reason during the Term other than for Good Reason, upon thirty (30) days prior written notice to the Company. The Company, in its sole discretion, may choose to relieve Executive of some or all of his duties during the notice period described in the immediately preceding sentence, in which case the Executive will continue to receive his regular pay and benefits through the end of such notice period. Upon the termination of the Executive’s employment by the Executive during the Term other than for Good Reason, (i) the Company’s sole obligations shall be to provide Executive with the Accrued Obligations and to satisfy any obligations to the Executive under Section 7 hereof and (ii) all unvested Options shall be automatically forfeited by the Executive.

3.4        Termination of Employment by Company for Disability or Death. The Company may terminate the Executive’s employment during the Term for disability (as determined under the Company’s long-term disability plan as in effect from time to time) upon thirty (30) days prior written notice to the Executive. Executive’s employment will automatically terminate upon the Executive’s death. Upon the termination of the Executive’s employment with the Company during the Term for disability or death, (i) the Company’s sole obligations shall be to provide Executive with the Accrued Obligations and to satisfy any obligations to the Executive under Section 7 hereof and (ii) all unvested Options shall be automatically forfeited by the Executive.

3.5       Exclusive Remedy. The foregoing payments upon termination of the Executive’s employment shall constitute the exclusive payments due the Executive upon a termination of his employment.

3.6       Resignation from All Positions. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be deemed to have resigned, as of the date of such termination, from all positions he then holds as an officer, director, employee and member of the Board (and any committee thereof) and any of the Company’s affiliates.

3.7       Cooperation. During the Continuation Period, the Executive agrees to reasonably cooperate with the Company upon reasonable request of the Chief Executive Officer and/or the Board and to be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company and its affiliates. This cooperation includes but is not limited to providing Company with all information known to him related to claims, controversies, disputes, or complaints of which he has any knowledge or that may relate to him or his employment with the Company and appearing and giving testimony in any forum. The Company shall reimburse the Executive for out-of-pocket expenses reasonably incurred by the Executive in connection with the Executive’s obligations under this Section 3.7.

Section 4. Unauthorized Disclosure; Non-Solicitation; Non-Competition; Proprietary Rights.

4.1.       Unauthorized Disclosure. The Executive agrees and understands that in the Executive’s position with the Company, the Executive has been and will be exposed to, and the Company hereby agrees that it will provide the Executive access to, confidential, proprietary, and non-public information relating to the Company, its affiliates, and/or third parties including, without limitation, technical information, intellectual property, medical information, business and marketing plans, strategies, customer information and lists, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its affiliates and other forms of information considered by the Company and its affiliates to be confidential and in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). The Executive agrees that at all times during the Executive’s employment with the Company and thereafter, the Executive shall not, directly or indirectly: (i) disclose any Confidential Information to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization (each a “Person”) without the prior written consent of the Company; or (ii) use or attempt to use any Confidential Information, except, in each case, in connection with Executive’s employment with the Company during the Term or required by law, in which case the Executive shall provide the Company with written notice of such requirement as far in advance as possible of such anticipated disclosure so as to enable the Company to seek (with Executive’s cooperation) an appropriate protective order or confidential treatment. Nothing in this Section 4.1 shall prohibit the Executive from disclosing Confidential Information that has become publicly available other than by disclosure by the Executive in violation of this Section 4.1, nor shall anything in this Agreement prohibit or restrict the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Further, in accordance with the Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and  (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

4.2.       Non-Competition. By and in consideration of the Company’s entering into this Agreement and the payments to be made and benefits to be provided by the Company hereunder, the Executive agrees that, in the event that the Executive’s employment is terminated by the Company for Cause, or by the Executive without Good Reason, the Executive shall not, for a one-year period following the termination of the Executive’s employment (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Competitive Enterprise (as defined below); provided, that in no event shall ownership of two percent (2%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 4.2, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Competitive Enterprise” shall mean any Person that offers or provides products or services, or engaged in any business, of the type offered by the Company or its affiliates or which the Company or its affiliates has documented plans to offer during the Restriction Period.

4.3.       Non-Solicitation. In the event that the Executive’s employment is terminated by the Company for Cause, or by the Executive without Good Reason, the Executive shall not, during the Restriction Period: (i) directly or indirectly contact, induce, solicit (or assist any Person to contact, induce or solicit) for employment, or hire, any Person who is, or within twelve (12) months prior to the date of such contact, inducement, solicitation or hire was, a director, officer or employee of the Company or any of its affiliates; or (ii) on behalf of any Competitive Enterprise, solicit or attempt to solicit, directly or by assisting others, the business of any customer or prospective customer of the Company or its affiliates with whom the Executive had material conduct during his employment with the Company, or induce or attempt to induce, directly or by assisting others, any such customer or prospective customer of the Company or its affiliates to cease doing business with, or materially alter, or interfere with, its business relationship with, the Company or its affiliates.

4.4.       Return of Property. Upon termination of the Executive’s employment with the Company, or the earlier request of the Company, the Executive shall promptly return to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Executive’s employment with the Company, and any copies thereof in his (or capable of being reduced to his) possession, custody, or control.

4.5.       Proprietary Rights. The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company and its affiliates, or using the Company’s resources or facilities (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Company and/or its applicable affiliate, the Executive assigns all of his right, title and interest in and to all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. are owned upon creation by the Company and/or its applicable affiliate as the Executive’s employer. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its affiliates therein or herein (including to vest the Company or its nominee with sole ownership of all Developments). These obligations shall continue beyond the end of the Executive’s employment with the Company with respect to the Developments, and shall be binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives. In connection with his execution of this Agreement, the Executive has informed the Company in writing of any interest in any inventions or intellectual property rights that he holds as of the date hereof. If the Company is unable for any reason, after reasonable effort, to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 4.5, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and in the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section with the same legal force and effect as if executed by the Executive.

4.6.       Non-Disparagement.

(a)       Except as required by applicable law, rule or regulation or any recognized subpoena power, the Executive agrees that, during and after the Term, he shall not at any time make any statement or representation, written or oral, which the Executive knows or should know will, or which he knows or should know is reasonably likely to, impair or adversely affect in any way the reputation, goodwill, business, customer or supplier relationships, or public relations of the Company and/or any of its Affiliates (as defined below), and/or any of their respective shareholders, owners, customer, suppliers, directors, employees or officers. In the event that the Executive becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to make any such statements or representations, then prior thereto, the Executive will provide the Company with prompt written notice so that the Company may seek (with the Executive’s reasonable cooperation) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, then the Executive will only make such statements or representations which he is advised by counsel is legally required, and will cooperate with the Company in the Company’s efforts to obtain reliable assurance that confidential treatment will be accorded to any such statements or representations. Notwithstanding the foregoing, the limitations in this Section 4.6 shall not be violated by truthful statements made by the Executive (a) to any governmental authority or (b) which are in response to legal process (subject to the procedures described above), or in connection with required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). For purpose of this Section 4.6, “Affiliate” shall mean any Person that controls, is controlled by or is under common control with the Company or any Affiliate of the Company.

(b)       Except as required by applicable law, rule or regulation or any recognized subpoena power, the Company agrees that, after the Term, no officer of the Company shall make any statements or communications about or related to the Executive which the Company knows or should know are negative or disparaging, whether written or oral, regarding Executive and which the Company knows or should know will, or which he knows or should know is reasonably likely to, impair or adversely affect in any way the reputation, goodwill, business, customer or supplier relationships, or public relations of the Executive. In the event that the Company becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to make any such statements or communications, then prior thereto, the Company will provide the Executive with prompt written notice so that the Executive may seek (with the Company’s reasonable cooperation) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, then will only make such statements or communications which it is advised by counsel is legally required, and will cooperate with the Executive in the Executive’s efforts to obtain reliable assurance that confidential treatment will be accorded to any such statements or communications. Notwithstanding the foregoing, the limitations in this Section 4.6 shall not be violated by truthful statements made by the Company (a) to any governmental authority or (b) which are in response to legal process (subject to the procedures described above), or in connection with required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

4.7.       Confidentiality of Agreement. Other than with respect to information required to be disclosed by applicable law and Section 4 of this Agreement, the Executive agrees not to disclose the terms of this Agreement to any Person; provided, that the Executive may disclose this Agreement and/or any of its terms to the Executive’s immediate family, financial advisors, attorneys, and, subject to the Company’s prior approval as to content, to prospective employers of the Executive, so long as every such person to whom the Executive makes such disclosure agrees not to disclose the terms of this Agreement further. The Executive agrees to notify, and consents to the notification by the Company of, any subsequent employer or other Person for whom the Executive may be performing services of the Executive’s rights and obligations under Section 4 of this Agreement.

4.8.       Remedies. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages or post security, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, those set forth in Section 3.1. The terms of this Section 4.8 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the legitimate business interests of the Company and its affiliates because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses. The Executive further agrees that any claims he may have against the Company, whether under this Agreement or otherwise, will not constitute a defense to enforcement of the restrictions set forth in this Section 4. If any covenant set forth in this Section 4 is deemed invalid or unenforceable for any reason, it is the intention of the Executive and the Company that such covenants be equitably reformed or modified only to the extent necessary to render them valid and enforceable in all respects. In the event that the time period and/or geographic scope referenced above is deemed unreasonable, overbroad, or otherwise invalid, it is the intention of the Executive and the Company that the enforcing court reduce or modify the time period and/or geographic scope only to the extent necessary to render such covenants reasonable, valid, and enforceable in all respects. The Executive acknowledges and agrees that the restrictions set forth in this Section 4 are in addition to, and not in lieu of, any other non-competition, non-solicitation, proprietary rights, unauthorized disclosure, or other restrictive covenants by which the Executive may be bound in favor of the Company or its affiliates.

Section 5. Representation.

The Executive represents and warrants that (i) he is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his ability to enter into and fully perform his obligations under this Agreement and (ii) he is not otherwise unable to enter into and fully perform his obligations under this Agreement. The Executive further represents and warrants that he will abide by the policies, rules, and regulations of the Company as such policies, rules, and regulations may be in effect from time to time during the Executive’s employment with the Company.

Section 6. Withholding; Taxes.

All amounts paid to the Executive under this Agreement during or following the Term shall be subject to withholding and other employment taxes imposed by applicable law. The Executive shall be solely responsible for the payment of all taxes relating to the payment or provision of any amounts or benefits paid to the Executive hereunder or otherwise.

Section 7. Indemnification. The Executive shall, to the same extent as similarly situated employees of the Company, be entitled to indemnification for any and all losses, claims, actions, damages, liabilities, costs, charges and expenses incurred by the Executive by reason of, or arising out of, any pending, threatened or completed action, suit, investigation or other proceeding or any act or omission or alleged act done or omitted in connection with or otherwise based upon the performance or execution of the Executive’s duties as an officer of the Company or, while an officer of the Company and at the request of the Company, an officer or director of any affiliate of the Company.

Section 8. Miscellaneous.

8.1.       Amendments and Waivers. This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided, that, the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

8.2.       Assignment. This Agreement, and the rights and obligations hereunder, may be assigned by the Company but may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void.

8.3.       Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service by a reputable commercial service, (ii) email with confirmation of receipt, or (iii) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

(a)       If to the Executive, to the most recent address for the Executive on file with the Company; and

(b)       If to the Company, to:

JetPay Corporation
3939 West Drive
Center Valley, PA 18034

Attn: Chief Executive Officer
Email: diane.faro@jetpay.com

with a copy (which shall not constitute notice) to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attention: James A. Lebovitz

Telephone: (215) 994-4000

Email: james.lebovitz@dechert.com

All such notices, requests, consents and other communications shall be deemed to have been given when received. Any party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

8.4.       Governing Law; Dispute Resolution.

(a)       Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.

(b)       Waiver of Jury Trial; Service of Process. Process in any action or other proceeding under this Agreement may be served on any party anywhere in the world. THE PARTIES HERETO HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING arising out of or relating to this Agreement or the Executive’s employment by the Company, or the Executive’s or the Company’s performance under, or the enforcement of, this Agreement.

8.5.       Section 409A. The parties intend that this Agreement shall be interpreted to comply with Section 409A. Notwithstanding anything in this Agreement to the contrary, any payments or benefits due hereunder that constitute non-exempt “deferred compensation” (as defined in Section 409A) that are otherwise payable by reason of the Executive’s termination of employment will not be paid or provided to the Executive until the Executive has undergone a “separation from service” (as defined in Section 409A). If, and only if, the Executive is a “specified employee” (as defined in Section 409A) and a payment or benefit provided for in this Agreement would be subject to additional tax under Section 409A if such payment or benefit is paid within six (6) months after the Executive’s separation from service, then such payment or benefit shall not be paid (or commence) during the six-month period immediately following the Executive’s separation from service except as provided in the immediately following sentence. In such an event, any payment or benefits that otherwise would have been made or provided during such six-month period and that would have incurred such additional tax under Section 409A shall instead be paid to the Executive in a lump-sum cash payment on the first business day following the termination of such six-month period or, if earlier, within 15 days following the date of the Executive’s death. The Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. If the Executive is entitled to any reimbursement of expenses or in-kind benefits that are includable in the Executive’s federal gross taxable income, the amount of such expenses reimbursable or in-kind benefits provided in any one calendar year shall not affect the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. The Executive’s right to reimbursement of expenses or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit. Neither the Company nor any of its affiliates will be held liable for any taxes, interest, penalties or other amounts owed by the Executive, including as a result of the application of Section 409A.

8.6.       Severability. Whenever possible, each provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction.

8.7.       Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties with respect to the subject matter hereof.

8.8.       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

8.9.       Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

8.10.       General Interpretive Principles. The headings of the sections, subsections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes,” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, intending to be legally bound, the undersigned have executed this Agreement, knowingly and voluntarily, as of the date first written above.

EXECUTIVE	JETPAY CORPORATION

/s/ Gregory Krzemien	/s/ Diane (Vogt) Faro
Gregory Krzemien	By: Diane (Vogt) Faro Title: Chief Executive Officer

[Signature Page to Employment Agreement]